Exhibit 99.1

May 6, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces Higher
First-quarter 2014 Results;
Reaffirms 2014 Financial Guidance

Natural Gas Volumes Continue to Increase

Increases Unannounced Project
Backlog to a Range of $3 Billion to $4 Billion

TULSA, Okla. – May 6, 2014 – ONEOK Partners, L.P. (NYSE: OKS) today announced first-quarter 2014 net income attributable to ONEOK Partners of $265.4 million, or 81 cents per unit, compared with $156.6 million, or 42 cents per unit, in the first quarter 2013.

First-quarter 2014 results reflect higher natural gas volumes gathered, processed and sold, and wider natural gas liquids (NGL) location and product price differentials, primarily related to increased weather-related seasonal demand for propane. In addition, ONEOK Partners’ natural gas pipelines segment experienced higher natural gas transportation revenues due to increased park-and-loan services due to strong weather-related seasonal demand for natural gas in the Midwest.

First-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased 51 percent to $393.7 million, compared with $260.5 million in the first quarter 2013.

First-quarter 2014 distributable cash flow (DCF) was $298.2 million, providing 1.28 times coverage of the cash distributions that will be paid, a 54 percent increase compared with first-quarter 2013 DCF of $193.2 million that provided 0.81 times coverage.

“In March 2014, we completed approximately $1 billion of natural gas gathering and processing, and natural gas liquids projects and now are almost two-thirds of the way through our more than $6 billion capital-growth program, which increased natural gas volumes in our natural gas gathering and processing segment and generated solid earnings growth in the first quarter,” said Terry K. Spencer, president and chief executive officer of ONEOK Partners.

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

“We continue to develop additional capital-growth projects in and adjacent to our current operating footprint and have increased our total backlog of unannounced growth projects to a range of $3 billion to $4 billion,” Spencer added. “These potential projects, along with our completed and current projects, are expected to further increase natural gas and natural gas liquids volumes and contracted capacity on our systems, and create long-term value for our unitholders through increased earnings and distributions,” he added.

“The natural gas liquids segment’s gathered and fractionated NGL volumes declined in the first quarter due to ethane rejection, the termination of a contract and severely cold weather in the Williston Basin, Rocky Mountain and Mid-Continent regions,” he said.

“We expect NGL volumes and contracted capacity to increase for the remainder of 2014 due to improved weather and the connection of five new natural gas processing plants to our NGL system through April 2014, along with additional natural gas processing plant connections during the remainder of the year and the continued ramp-up of previously connected natural gas processing plants,” Spencer concluded.

In the first quarter 2014, the partnership issued approximately 1.1 million common units through its at-the-market equity program, compared with 300,000 common units issued in the first quarter 2013. The partnership issued an additional 11.9 million common units during the remainder of 2013.

There was an average of approximately 232.1 million units outstanding as of March 31, 2014, compared with an average of approximately 219.9 million units outstanding as of March 31, 2013.

The partnership also reaffirmed its 2014 net income guidance range of $975 million to $1.075 billion; its adjusted EBITDA guidance range of $1.565 billion to $1.665 billion and its DCF guidance range of $1.15 billion to $1.25 billion, provided on Dec. 2, 2013.

2014 earnings guidance includes a projected 1.5-cent-per-unit-per-quarter increase in unitholder distributions declared, while maintaining an annual average coverage ratio of 1.05 to 1.15 times distributable cash flow. Actual unitholder distribution declarations are subject to ONEOK Partners board approval.

FIRST-QUARTER 2014 FINANCIAL PERFORMANCE

First-quarter 2014 operating income was $292.7 million, compared with $177.7 million in the first quarter 2013.

Increases in first-quarter 2014 operating income reflect:

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

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Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold, as a result of recently completed capital-growth projects; and higher NGL product prices, all in the natural gas gathering and processing segment;

•	Significantly wider NGL location price differentials, related primarily to increased weather-related seasonal demand for propane, in the natural gas liquids segment; and

•
Higher natural gas pipeline transportation and storage revenues due to increased rates and park-and-loan services as a result of strong weather-related seasonal demand in the natural gas pipelines segment.

These increases were offset partially by lower NGL volumes as a result of severely cold weather, ethane rejection and increased operating costs and depreciation and amortization expense from completed capital-growth projects.

Midwest propane demand increased due to much colder than normal weather beginning in the fourth quarter 2013, which resulted in a significant increase in propane demand and prices in the Mid-Continent. Wider propane location price differentials between the Mid-Continent and Gulf Coast market centers peaked in late January 2014 and returned to historical levels by the end of February 2014 as supply and demand came into balance.

First-quarter 2014 equity earnings were $33.7 million, compared with $25.9 million in the first quarter 2013, due to increased natural gas park-and-loan services on Northern Border Pipeline and higher NGL volumes on Overland Pass Pipeline from the Bakken NGL Pipeline.

Operating costs were $150.2 million in the first quarter 2014, compared with $138.3 million in the same period last year, as a result of the completed capital-growth projects.

Depreciation and amortization expense was $66.7 million in the first quarter 2014, compared with $54.7 million for the same period last year, due to the completion of several capital-growth projects.

Capital expenditures were $403.0 million in the first quarter 2014, compared with $443.5 million in the same period in 2013.

> View earnings tables

FIRST-QUARTER 2014 SUMMARY:

•	Natural gas gathering and processing segment operating income of $59.9 million, compared with $33.7 million in the first quarter 2013;

•	Natural gas liquids segment operating income of $176.8 million, compared with $107.1 million in the first quarter 2013;

•	Natural gas pipelines segment operating income of $55.1 million, compared with $35.9 million in the first quarter 2013;

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

•	Completing in March the following capital-growth projects:

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The 550-plus-mile, 16-inch diameter Sterling III Pipeline, with an initial capacity to transport 193,000 barrels per day (bpd) of either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast;

–	The 200-million cubic feet per day (MMcf/d) Canadian Valley natural gas processing plant in the Cana-Woodford Shale area in Oklahoma; and

–	A 40,000-bpd ethane/propane (E/P) splitter at its Mont Belvieu, Texas, NGL storage facility to split E/P mix into purity ethane;

•
Completing the sale of approximately $56.5 million of common units through the partnership’s $300 million at-the-market equity program, which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 41.0 percent at March 31, 2014, from 41.2 percent at Dec. 31, 2013;

•
Having $115.4 million of cash and cash equivalents, $125.0 million of commercial paper outstanding, $14.0 million in letters of credit issued and no borrowings outstanding under the partnership’s $1.7 billion revolving credit facility as of March 31, 2014;

•	Increasing in April 2014 the first-quarter 2014 distribution to 74.5 cents per unit, or $2.98 per unit on an annualized basis, payable on May 15, 2014, to unitholders of record on April 30, 2014; and

•	Increasing the backlog of unannounced capital-growth projects to a range of $3 billion to $4 billion from a previous range of $2 billion to $3 billion.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2014 operating income of $59.9 million, compared with $33.7 million in the first quarter 2013, which reflects:

•
A $36.6 million increase due primarily to natural gas volume growth in the Williston Basin from the Stateline II natural gas processing plant, increased ownership in the Maysville, Oklahoma, natural gas processing plant and additional well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees, offset partially by freeze-offs due to severely cold weather;

•	A $5.8 million increase due primarily to higher net realized propane prices; and

•	A $1.9 million increase due primarily to changes in contract mix.

Operating costs in the first quarter 2014 were $64.9 million, compared with $51.7 million in the first quarter 2013, primarily as a result of the growth of the partnership’s operations, reflecting the completion of the Stateline II natural gas processing plant and related infrastructure in North Dakota that were placed in service in April 2013; and costs associated with acquiring an

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

additional 30 percent interest in the Maysville, Oklahoma, natural gas processing facility in December 2013.

These increases in operating costs due to the completion of the capital-growth projects reflect:

•	A $10.6 million increase due to higher materials and supplies, and outside services expenses; and

•	A $2.7 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense in the first quarter 2014 was $28.8 million, compared with $23.9 million in 2013.

Key Statistics: More detailed information is listed in the tables.

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Natural gas gathered was 1,499 billion British thermal units per day (BBtu/d) in the first quarter 2014, up 23 percent compared with the same period in 2013 due to volume growth in the Williston Basin from the Stateline II natural gas processing plant and increased ownership in the Maysville, Oklahoma, natural gas processing plant, offset partially by continued dry natural gas production declines in the Powder River Basin in Wyoming and natural gas production declines in Kansas; and up 3 percent compared with the fourth quarter 2013;

•
Natural gas processed was 1,268 BBtu/d in the first quarter 2014, up 28 percent compared with the same period in 2013 due to volume growth in the Williston Basin from the Stateline II natural gas processing plant and the increased ownership in the Maysville, Oklahoma, natural gas processing plant; and up 6 percent compared with the fourth quarter 2013;

•	NGL sales were 90,000 barrels per day (bpd) in the first quarter 2014, up 25 percent compared with the same period in 2013; and up 2 percent compared with the fourth quarter 2013;

•
The realized composite NGL net sales price was $1.05 per gallon in the first quarter 2014, up 24 percent compared with the same period in 2013; and up 21 percent compared with the fourth quarter 2013, due primarily to higher propane prices;

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The realized condensate net sales price was $76.07 per barrel in the first quarter 2014, down 14 percent compared with the same period in 2013; and down 8 percent compared with the fourth quarter 2013; and

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The realized residue natural gas net sales price was $3.60 per million British thermal units (MMBtu) in the first quarter 2014, up 1 percent compared with the same period in 2013; and down 1 percent compared with the fourth quarter 2013.

The Garden Creek, Stateline I and Stateline II natural gas processing plants have the capability to recover ethane when economic conditions warrant but did not do so during the first quarter 2014. As a result, the partnership’s equity NGL volumes were weighted less toward

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ethane and more toward propane, iso-butane, normal butane and natural gasoline, and are expected to remain this way until ethane recovery resumes.

In the first quarter 2014, the segment connected approximately 230 wells, compared with approximately 270 in the same period in 2013. This decrease was due to much colder than normal weather during the first quarter 2014.

The partnership expects to connect approximately 1,300 wells in 2014.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended
	March 31,
Equity-Volume Information (a)	2014	2013
NGL sales (MBbl/d)	18	12
Condensate sales (MBbl/d)	3	3
Residue natural gas sales (BBtu/d)	88	56
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Nine Months Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	11.0	$1.18	/ gallon	83%
Condensate (MBbl/d)	2.5	$2.23	/ gallon	75%
Total (MBbl/d)	13.5	$1.37	/ gallon	81%
Natural gas (BBtu/d)	86.5	$4.06	/ MMBtu	75%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	1.2	$1.07	/ gallon	5%
Natural gas (BBtu/d)	48.9	$4.19	/ MMBtu	41%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts with its customers.

All of the natural gas gathering and processing segment’s commodity-price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

March 31, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change annual net margin by approximately $4.1 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.3 million; and

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.3 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2014 operating income of $176.8 million, compared with $107.1 million in the first quarter 2013, which reflects:

•
A $72.5 million increase in optimization and marketing margins, resulting from a $40.7 million increase due to significantly wider NGL location price differentials from the impact of severely cold weather, related primarily to propane; an $18.2 million increase from more favorable NGL product price differentials; and a $13.6 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane;

•
An $8.0 million increase in exchange-services margins, resulting primarily from higher volumes from the Bakken NGL Pipeline and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes resulting from severely cold weather and the termination of a contract;

•	A $3.4 million increase in storage margins due primarily to contract renegotiations;

•	A $3.3 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	A $3.5 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $1.4 million decrease from the impact of operational measurement losses.

Operating costs were $65.1 million in the first quarter 2014, compared with $59.8 million in the first quarter 2013, which reflect:

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

•	A $2.3 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $2.1 million increase due to higher property taxes related to completed capital-growth projects; and

•	A $1.0 million increase due to higher employee-related expenses due to recently completed capital-growth projects and growth of the partnership’s operations.

Depreciation and amortization expense in the first quarter 2014 was $27.1 million, compared with $19.7 million in the same period in 2013.

Equity earnings from investments were $4.8 million in the first quarter 2014, compared with $3.1 million in the same period in 2013.

The increase in equity earnings in the first-quarter 2014 was due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from its Bakken NGL Pipeline that was placed in service in April 2013.

Key Statistics: More detailed information is listed in the tables.

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NGLs transported on gathering lines were 475,000 bpd in the first quarter 2014, down 5 percent compared with the same period in 2013, due primarily to the termination of a contract, the impact of severely cold weather across its systems and increased ethane rejection in the Mid-Continent region; offset partially by increased volumes from the Williston Basin made available by the Bakken NGL Pipeline that was placed in service in April 2013; and down 16 percent compared with the fourth quarter 2013;

•
NGLs fractionated were 472,000 bpd in the first quarter 2014, down 8 percent compared with the same period in 2013, due primarily to the termination of a contract, the impact of severely cold weather across its systems and increased ethane rejection in the Mid-Continent region; offset partially by increased volumes from the Williston Basin made available by the Bakken NGL Pipeline; and down 12 percent compared with the fourth quarter 2013;

•
NGLs transported on distribution lines were 430,000 bpd in the first quarter 2014, up 9 percent compared with the same period in 2013 due primarily to transporting higher NGL volumes, primarily propane, to the Mid-Continent region due to increased demand; and down 6 percent compared with the fourth quarter 2013; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 12 cents per gallon in the first quarter 2014, compared with 1 cent per gallon in the same period in 2013; and 5 cents per gallon in the fourth quarter 2013.

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2014 operating income of $55.1 million, compared with $35.9 million for the first quarter 2013, which reflects:

•
A $4.9 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines and increased contracted capacity on Midwestern Gas Transmission;

•	A $4.9 million increase from increased park-and-loan services as a result of weather-related seasonal demand on its interstate natural gas pipelines;

•	A $4.7 million increase from increased short-term natural gas storage services due to increased park-and-loan services; and

•	A $4.7 million increase from higher net retained fuel due to higher natural gas prices and additional natural gas volumes retained.

First-quarter 2014 equity earnings from investments were $23.4 million, compared with $16.4 million in the same period in 2013, due primarily to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand.

Key Statistics: More detailed information is listed in the tables.

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Natural gas transportation capacity contracted was 5,866 thousand dekatherms per day in the first quarter 2014, up 3 percent compared with the same period in 2013; and up 4 percent compared with the fourth quarter 2013;

•	Natural gas transportation capacity subscribed was 93 percent in the first quarter 2014, unchanged from the same period in 2013; and up 1 percent compared with the fourth quarter 2013; and

•
The average natural gas price in the Mid-Continent region was $5.60 per MMBtu in the first quarter 2014, up 64 percent compared with the same period in 2013; and up 49 percent compared with the fourth quarter 2013.

CAPITAL-GROWTH ACTIVITIES:

The partnership has announced approximately $6.0 billion to $6.4 billion in capital-growth projects and acquisitions between 2010 and 2016, of which approximately $3.9 billion have been completed.

In addition, the partnership increased its unannounced project backlog to a range of $3 billion to $4 billion from its previous range of $2 billion to $3 billion.

Of the approximately $3.0 billion to $3.3 billion of announced capital-growth projects and acquisitions in the natural gas gathering and processing segment, projects totaling approximately $1.8 billion have been completed as follows:

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

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Approximately $340 million to $360 million to construct the Canadian Valley plant, a 200-MMcf/d natural gas processing facility in the Cana-Woodford Shale area in Oklahoma, which was completed in March 2014; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

•
Approximately $305 million in September 2013 to acquire the Sage Creek plant, a 50-MMcf/d natural gas processing facility, and related natural gas gathering and natural gas liquids infrastructure in the Niobrara Shale, an NGL-rich area in the Powder River Basin in Wyoming;

•	Approximately $90 million in the fourth quarter 2013 to acquire the remaining 30 percent interest in the Maysville, Oklahoma, natural gas processing facility in the Cana-Woodford Shale in Oklahoma;

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Approximately $150 million to construct a 270-mile natural gas gathering system and related infrastructure in Divide County, North Dakota, portions of which were placed in service in the second quarter of 2013, with the remaining expansions to the system expected to be completed by year-end 2014. The system gathers and transports natural gas from producers in the Williston Basin to the partnership’s Stateline I and Stateline II natural gas processing plants, each with 100 MMcf/d of natural gas processing capacity in western Williams County, North Dakota;

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Approximately $565 million to construct the Stateline I and Stateline II plants, each with 100 MMcf/d of natural gas processing capacity, and related expansions and upgrades to existing gathering and compression infrastructure, and new well connections in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota. The Stateline I plant was placed in service in September 2012, and the Stateline II plant was placed in service in April 2013; and

•
Approximately $360 million to construct the Garden Creek plant, a 100-MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota that was placed in service in December 2011, and related expansions; and for new well connections, expansions and upgrades to existing natural gas gathering system infrastructure.

Approximately $1.3 billion to $1.5 billion of announced capital-growth projects in the natural gas gathering and processing segment are in various stages of construction as follows:

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Approximately $310 million to $345 million to construct the Garden Creek II plant, a 100-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2014; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

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Approximately $325 million to $360 million to construct the Garden Creek III plant, a 100-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the first quarter 2015; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

•
Approximately $550 million to $680 million to construct the Lonesome Creek plant, a 200-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the fourth quarter 2015; and expansions and upgrades to existing natural gas gathering and compression infrastructure; and

•	Approximately $50 million to upgrade the Sage Creek natural gas processing plant and construct natural gas gathering and processing infrastructure through 2015.

Of the approximately $3.0 billion to $3.1 billion of announced capital-growth projects in the natural gas liquids segment, projects totaling approximately $2.1 billion have been completed as follows:

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Approximately $760 million to $790 million to construct a 550-plus-mile, 16-inch diameter NGL pipeline - the Sterling III Pipeline - which was completed in March 2014, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast, with an initial capacity of 193,000 bpd and the ability to expand to 260,000 bpd; and the reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products, which is expected to be completed in the second quarter 2014;

•	Approximately $46 million to install a 40,000-bpd ethane/propane (E/P) splitter at its Mont Belvieu, Texas, NGL storage facility to split E/P mix into purity ethane, which was completed in March 2014;

•	Approximately $375 million to construct a 75,000-bpd NGL fractionator, MB-2, at Mont Belvieu, Texas, which was placed in service in December 2013;

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Approximately $455 million to construct the 600-mile, 12-inch diameter Bakken NGL Pipeline to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the partnership’s 50 percent-owned Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kansas. The Bakken NGL Pipeline was placed in service in April 2013, with current capacity of 60,000 bpd;

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Approximately $23 million for the construction of a 12-inch diameter ethane header pipeline that creates a new point of interconnection between the Mont Belvieu, Texas, NGL fractionation and storage assets, and several petrochemical customers. The ethane header pipeline has the capacity to transport 400,000 bpd of purity ethane from the

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

partnership’s NGL storage facilities; from its 80 percent-owned, 160,000-bpd MB-1 NGL fractionator; from its two wholly owned, 75,000-bpd NGL fractionators - MB-2, which was placed in service in December 2013, and MB-3, which currently is being constructed; and from its recently completed E/P splitter. The ethane header pipeline was placed in service in April 2013;

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Approximately $36 million to expand by 60,000 bpd the capacity of the partnership’s 50 percent-owned Overland Pass Pipeline, which was placed in service in the second quarter 2013, to transport the additional unfractionated NGL volumes from the Bakken NGL Pipeline;

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Approximately $117 million to expand by 60,000 bpd the partnership’s NGL fractionation capacity at Bushton, Kansas, which was placed in service in September 2012, to accommodate NGL volumes from the Mid-Continent and Williston Basin;

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Approximately $220 million to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that expanded the partnership’s existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas by adding an incremental 75,000 bpd to 80,000 bpd of unfractionated NGLs to the partnership’s existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These NGL pipelines were placed in service in April 2012, and the partnership connected to its NGL gathering system three new third-party natural gas processing facilities and three existing third-party natural gas processing facilities that were expanded. In addition, the installation of additional pump stations and pipeline looping on the Arbuckle Pipeline was completed, increasing its capacity to 260,000 bpd; and

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Approximately $30 million to install seven additional pump stations along its existing Sterling I NGL distribution pipeline that were placed in service at the end of 2011; the additional pump stations increased the pipeline’s capacity by 15,000 bpd.

Approximately $1.0 billion of announced capital-growth projects in the natural gas liquids segment are in various stages of construction, as follows:

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Approximately $100 million to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from its current capacity of 60,000 bpd, which is expected to be completed in the third quarter 2014;

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Approximately $100 million, announced in November 2013, for a second expansion of the Bakken NGL Pipeline, which will increase the pipeline’s capacity to 160,000 bpd from 135,000. The expansion is expected to be completed in the second quarter 2016;

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

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Approximately $525 million to $575 million to construct a 75,000-bpd NGL fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas, which is expected to be completed in the fourth quarter 2014;

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Approximately $85 million to construct new NGL pipeline infrastructure to connect the Sage Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline, which is expected to be completed in the fourth quarter 2014; and

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Approximately $140 million to construct an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kansas, and Medford, Oklahoma, and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson, Kansas, to accommodate unfractionated NGLs produced in the Williston Basin; both projects are expected to be completed in the first quarter 2015.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call on Wednesday, May 7, 2014, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-523-1227, pass code 7072926, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 7072926.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2014/OKS_Q1_2014_Earnings_9GB30M.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release historical adjusted EBITDA, DCF, coverage ratio and distributable cash flow to limited partners per limited partner unit, which are non-GAAP financial metrics, used to measure the partnership’s financial performance and are defined as follows:

•	Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction;

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

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DCF is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items;

•	Coverage ratio is defined as distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit in the period; and

•
Distributable cash flow to limited partners per limited partner unit is computed as DCF less distributions declared to the general partner in the period, divided by the weighted-average number of units outstanding in the period.

The partnership believes the non-GAAP financial measures described above are useful to investors because they are used by many companies in its industry to measure financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA, DCF and coverage ratio should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed in a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play publicly traded general partner, which owns 41.0 percent of the overall partnership interest, as of March 31, 2014.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas and crude oil because of market conditions caused by concerns about global warming;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2014	2013
	(Thousands of dollars, except per unit amounts)
Revenues
Commodity sales	$2,806,729	$2,198,794
Services	355,574	318,653
Total revenues	3,162,303	2,517,447
Cost of sales and fuel	2,652,669	2,146,848
Net margin	509,634	370,599
Operating expenses
Operations and maintenance	130,518	121,289
Depreciation and amortization	66,735	54,678
General taxes	19,665	16,975
Total operating expenses	216,918	192,942
Gain (loss) on sale of assets	15	41
Operating income	292,731	177,698
Equity earnings from investments	33,659	25,855
Allowance for equity funds used during construction	10,971	9,087
Other income	1,333	3,705
Other expense	(769)	(1,481)
Interest expense (net of capitalized interest of $15,768 and $12,605, respectively)	(68,276)	(55,872)
Income before income taxes	269,649	158,992
Income taxes	(4,181)	(2,307)
Net income	265,468	156,685
Less: Net income attributable to noncontrolling interests	76	86
Net income attributable to ONEOK Partners, L.P.	$265,392	$156,599

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$265,392	$156,599
General partner’s interest in net income	(77,232)	(64,708)
Limited partners’ interest in net income	$188,160	$91,891

Limited partners’ net income per unit, basic and diluted	$0.81	$0.42

Number of units used in computation (thousands)	232,131	219,861

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$115,386	$134,530
Accounts receivable, net	869,255	1,103,130
Affiliate receivables	23,561	9,185
Natural Gas and natural gas liquids in storage	231,237	188,286
Commodity imbalances	82,979	80,481
Other current assets	80,246	67,491
Total current assets	1,402,664	1,583,103

Property, plant and equipment
Property, plant and equipment	11,096,402	10,755,048
Accumulated depreciation and amortization	1,713,503	1,652,648
Net property, plant and equipment	9,382,899	9,102,400

Investments and other assets
Investments in unconsolidated affiliates	1,229,054	1,229,838
Goodwill and intangible assets	829,238	832,180
Other assets	95,665	115,087
Total investments and other assets	2,153,957	2,177,105
Total assets	$12,939,520	$12,862,608

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$7,650	$7,650
Notes payable	125,000	—
Accounts payable	1,140,355	1,255,411
Affiliate payables	53,124	47,458
Commodity imbalances	216,750	213,577
Accrued interest	88,042	92,711
Other current liabilities	85,547	89,211
Total current liabilities	1,716,468	1,706,018

Long-term debt, excluding current maturities	6,043,240	6,044,867

Deferred credits and other liabilities	129,085	113,027

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	175,673	170,561
Common units: 160,076,263 and 159,007,854 units issued and outstanding at March 31, 2014, and December 31, 2013, respectively	3,528,307	3,459,920
Class B units: 72,988,252 units issued and outstanding at March 31, 2014, and December 31, 2013	1,428,419	1,422,516
Accumulated other comprehensive loss	(86,284)	(58,837)
Total ONEOK Partners, L.P. partners’ equity	5,046,115	4,994,160
Noncontrolling interests in consolidated subsidiaries	4,612	4,536
Total equity	5,050,727	4,998,696
Total liabilities and equity	$12,939,520	$12,862,608

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$265,468	$156,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,735	54,678
Allowance for equity funds used during construction	(10,971)	(9,087)
Gain on sale of assets	(15)	(41)
Deferred income taxes	2,376	1,502
Equity earnings from investments	(33,659)	(25,855)
Distributions received from unconsolidated affiliates	30,345	23,495
Changes in assets and liabilities:
Accounts receivable	237,752	139,043
Affiliate receivables	(14,376)	(5,860)
Natural gas and natural gas liquids in storage	(42,951)	7,003
Accounts payable	(16,525)	(62,293)
Affiliate payables	5,666	(30,372)
Commodity imbalances, net	675	(56,557)
Accrued interest	(4,669)	10,747
Other assets and liabilities, net	(26,695)	(21,651)
Cash provided by operating activities	459,156	181,437

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(403,001)	(443,464)
Acquisition	(14,000)	—
Contributions to unconsolidated affiliates	(627)	(3,036)
Distributions received from unconsolidated affiliates	4,725	6,698
Proceeds from sale of assets	93	47
Cash used in investing activities	(412,810)	(439,755)

Financing activities
Cash distributions:
General and limited partners	(242,496)	(220,924)
Noncontrolling interests	—	(147)
Repayment of long-term debt	(1,913)	(1,913)
Issuance of common units, net of issuance costs	52,839	12,819
Contribution from general partner	1,080	332
Cash used in financing activities	(65,490)	(209,833)
Change in cash and cash equivalents	(19,144)	(468,151)
Cash and cash equivalents at beginning of period	134,530	537,074
Cash and cash equivalents at end of period	$115,386	$68,923

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2014	2013
	(Millions of dollars, except as noted )
Natural Gas Gathering and Processing
Net margin	$153.6	$109.3
Operating costs	$64.8	$51.7
Depreciation and amortization	$28.8	$23.9
Operating income	$59.9	$33.7
Equity earnings from investments	$5.5	$6.3
Natural gas gathered (BBtu/d) (a)	1,499	1,215
Natural gas processed (BBtu/d) (a) (b)	1,268	989
NGL sales (MBbl/d) (a)	90	72
Residue natural gas sales (BBtu/d) (a)	567	436
Realized composite NGL net sales price ($/gallon) (a) (c)	$1.05	$0.85
Realized condensate net sales price ($/Bbl) (a) (c)	$76.07	$88.28
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.60	$3.57
Average fee rate ($/MMBtu) (a)	$0.38	$0.36
Capital expenditures - growth	$113.1	$159.0
Capital expenditures - maintenance	$9.8	$4.9
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$269.0	$186.6
Operating costs	$65.1	$59.8
Depreciation and amortization	$27.1	$19.7
Operating income	$176.8	$107.1
Equity earnings from investments	$4.8	$3.1
NGL sales (MBbl/d)	563	578
NGLs transported-gathering lines (MBbl/d) (b)	475	498
NGLs fractionated (MBbl/d) (a)	472	512
NGLs transported-distribution lines (MBbl/d) (b)	430	394
Average Conway-to-Mont Belvieu OPIS price differential -
ethane in ethane/propane mix ($/gallon)	$0.12	$0.01
Capital expenditures - growth	$261.0	$269.3
Capital expenditures - maintenance	$12.1	$4.9
(a) - Includes volumes at company-owned and third-party facilities.
(b) - Includes volumes for consolidated entities only.

Natural Gas Pipelines
Net margin	$93.5	$74.1
Operating costs	$27.5	$27.2
Depreciation and amortization	$10.8	$11.0
Operating income	$55.1	$35.9
Equity earnings from investments	$23.4	$16.4
Natural gas transportation capacity contracted (MDth/d) (a)	5,866	5,670
Transportation capacity subscribed (a)	93%	93%
Average natural gas price
Mid-Continent region ($/MMBtu) (a)	$5.60	$3.42
Capital expenditures - growth	$2.1	$0.5
Capital expenditures - maintenance	$4.5	$4.8
(a) - Includes volumes for consolidated entities only.

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ONEOK Partners Announces Higher First-Quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

May 6, 2014

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
(Unaudited)	2014	2013
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$265,468	$156,685
Interest expense	68,276	55,872
Depreciation and amortization	66,735	54,678
Income taxes	4,181	2,307
Allowance for equity funds used during construction	(10,971)	(9,087)
Adjusted EBITDA	393,689	260,455
Interest expense	(68,276)	(55,872)
Maintenance capital	(26,852)	(14,711)
Equity earnings from investments	(33,659)	(25,855)
Distributions received from unconsolidated affiliates	35,070	30,193
Other	(1,820)	(994)
Distributable cash flow	$298,152	$193,216

Distributions to general partner	(76,922)	(66,045)
Distributable cash flow to limited partners	$221,230	$127,171

Distributions declared per limited partner unit	$0.745	$0.715
Coverage ratio	1.28	0.81

Number of units used in computation (thousands)	232,131	219,816